102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Reports Second Quarter Results

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2Q09 Results Reflect Credit Environment and Execution of Strategic Priorities including Building a Strong Capital Position, Maintaining Higher Loan Loss Reserves, Reducing Non-Core Assets, and Expanding the Net Interest Margin

GREENVILLE, SC – July 21, 2009 – The South Financial Group, Inc. (NASDAQ: TSFG) today reported a second quarter 2009 net loss available to common shareholders of $111.5 million, or $(1.23) per diluted share. The net loss was primarily driven by credit provisions and related costs. Excluding non-operating items, the second quarter 2009 operating loss available to common shareholders totaled $101.9 million, or $(1.12) per diluted share. Reconciliations of GAAP-reported results to operating results and year-to-date results are provided in the attached financial highlights.

Second quarter operating results reflect the following items:

•	Reductions in non-core loans and securities, resulting in a smaller, more focused balance sheet, down $697 million to $12.6 billion

•	Continued core deposit growth with a 2.4% linked-quarter increase (period-end)

•

The execution of the first phase of our capital plan announced in mid June, with a quarter-end Tier 1 capital ratio of 12.36% and a tangible common equity ratio of 6.07%, or 7.60% assuming conversion of the convertible preferred stock

•	A net interest margin of 2.96%, up 13 basis points linked-quarter

•	A 3.7% linked-quarter increase in operating noninterest income, driven primarily by increases in mortgage banking income

•	A decrease in operating noninterest expenses, excluding the impact of credit-related expenses and FDIC insurance premiums, of $1.4 million, or 1.8% linked-quarter

•	An increase of $24.6 million for credit-related expenses and FDIC insurance premiums (excluding the $5.7 million special assessment)

•	An increase in the allowance for credit losses to 3.11% of loans held for investment at June 30, 2009, up from 2.84% at March 31, 2009

•	An increase in second quarter 2009 net loan charge-offs to $120.6 million, or annualized 4.91% of average loans held for investment

•	Preferred dividends of $7.6 million, plus an additional negative impact of $14.0 million from converted preferred stock (compared to $6.5 million from converted preferred stock in the first quarter)

•	An increase in period-end common shares outstanding to 160.2 million (from 84.8 million at March 31, 2009) due to the issuance of 75 million common shares in June

“As we expected, higher credit costs led to a net loss for the second quarter,” said H. Lynn Harton, President and Chief Executive Officer of The South Financial Group. “However, we continue to be proactive and realistic in addressing problem assets. While credit will remain challenging, we have prepared for it by building our capital position and loan loss reserves. In particular, we fortified our common capital base by the successful execution of the first phase of our capital plan.”

Harton continued, “We are also carrying out our plan to build a stronger core banking franchise focused on relationship banking. In the quarter, operating revenues increased linked-quarter with increases in both net interest income and noninterest income. Our net interest margin improved, up 13 basis points, as a result of better pricing and mix improvements for loans and deposits. Noninterest income increased due to stronger mortgage banking income. We accelerated our efforts to have a smaller, more focused balance sheet by reducing non-core assets through sales of indirect loans and shared national credits. Additionally, we continued to decrease controllable operating noninterest expenses, although credit-related costs did move upward as we continue to aggressively recognize and address problem assets.”

Net Interest Income and Average Balance Sheet

Second quarter 2009 tax-equivalent net interest income increased $825,000 to $87.0 million from $86.2 million in first quarter 2009. This increase reflects a higher net interest margin and one additional day in the quarter, partially offset by a decline in average earning assets.

The tax-equivalent net interest margin for second quarter 2009 increased to 2.96%, up 13 basis points from 2.83% for first quarter 2009. The net interest margin increased as higher rate certificates of deposit, both customer and brokered, repriced downward upon renewal reflecting lower market rates and pricing discipline to drive overall funding costs down by 15 basis points linked-quarter.

Second quarter 2009 average loans decreased $313.1 million, or 3.1% linked-quarter, to $9.9 billion, and period-end loans held for investment decreased $680.7 million. For internal management purposes, TSFG segregates its loan portfolio into core ($7.4 billion at period end) and non-core ($1.9 billion at period end) loans, principally based on its ability to build a banking relationship. During second quarter 2009, core loans declined $145.9 million, or 1.9% linked-quarter, while non-core loans declined $534.8 million, or 21.8% linked-quarter ($765 million year-to-date). Going forward, TSFG plans to focus on growing core loans while decreasing its non-core loans. The decline in non-core loans was accelerated in the quarter due to the sale in June of approximately $230 million of indirect auto loans for a net gain of $501,000. Additionally, TSFG liquidated or moved to held for sale approximately $90 million of shared national credits for a loss of $4.4 million (including approximately $25 million associated with transactions that closed in July).

Second quarter 2009 average securities declined $193.9 million, or 9.1% linked quarter, to $1.9 billion. TSFG sold U.S. government agency securities with a book value of approximately $120 million (and a 3.6% yield) for a gain of $5.4 million. In connection with this sale, TSFG also terminated $75 million (4.3% rate) in long-term repurchase agreements collateralized by those securities and recognized a loss on extinguishment of $5.4 million in second quarter 2009.

Based on period-end balances, second quarter 2009 core deposits (noninterest-bearing, interest checking, money market, and savings) increased $102.6 million, or 2.4%. Second quarter 2009 period-end customer funding (defined as total deposits less brokered deposits plus customer sweep accounts) decreased $108.0 million, principally due to declines of $154.2 million in certificates of deposits. Second quarter 2009 period-end wholesale borrowings, including brokered deposits and excluding customer sweep accounts, declined $534.9 million in connection with the sale of non-core loans and securities.

Noninterest Income

Second quarter 2009 operating noninterest income (which excludes the non-operating items mentioned below) totaled $27.7 million, up $997,000 or 3.7%, from the first quarter 2009. Linked-quarter, second quarter 2009 noninterest income benefited from recent mortgage leadership changes, which led to stronger mortgage banking income, up $845,000, from higher mortgage loan originations (up 68% linked-quarter). In addition, customer fee income, debit card income, and merchant processing income increased, while wealth management income seasonally declined.

Total noninterest income, including non-operating items, was $32.3 million for second quarter 2009, compared with $23.7 million for first quarter 2009. Non-operating noninterest income for second quarter 2009 included a $4.6 million net gain on securities, which includes $805,000 of other than temporary impairment on community bank related investments. This compares with a $3.0 million net loss on securities for first quarter 2009.

Noninterest Expenses

Operating noninterest expenses (which exclude the non-operating items mentioned below) totaled $112.8 million for second quarter 2009, a $23.1 million linked-quarter increase from $89.6 million for first quarter 2009, due to higher credit-related expenses. Credit-related noninterest expenses, which included loan collection and foreclosed asset expenses, losses on nonmortgage loans held for sale, and losses on other real estate owned, increased $22.7 million linked-quarter. This increase principally stemmed from higher losses on other real estate owned, up $12.7 million linked-quarter, from reappraisals and a policy change to write properties down to 70% of appraised value and higher losses on nonmortgage loans held for sale, up $7.6 million linked-quarter, largely from a $5.5 million loss on the write down and transfer of one loan to OREO. FDIC insurance premiums, excluding the $5.7 million special assessment, increased $1.8 million. Excluding the $24.6 million increase for these items, all other operating noninterest expenses declined $1.4 million, or 1.8%, linked-quarter.

TSFG reduced non-credit/FDIC insurance-related operating noninterest expenses through staff reductions, elimination of merit pay raises for all employees, cost reductions associated with Project NOW (an efficiency improvement project), and other expense initiatives, which are expected to provide benefits throughout 2009. Full-time equivalent employees totaled 2,345 at June 30, 2009, down 3.5% from 2,430 at March 31, 2009. This represents the lowest FTE level since year-end 2004 and does not reflect an additional 72 FTEs eliminated effective by the end of third quarter (but notified by the end of June) and 23 FTEs associated with the sale of American Pensions, Inc. (“API”) completed on July 1, 2009. Since year-end 2008, TSFG has reduced FTEs by 6%, or 10% reflecting the positions expected to be eliminated in the third quarter.

TSFG took additional actions to reduce its cost base going forward with minimal, if any, impact on its core banking business. These include the sale of its retirement plan administration business (API) and the decisions to market the corporate campus for sale, close 3 branches and 2 other office locations, and sell the corporate airplane.

Total noninterest expenses, including non-operating items, were $136.2 million for second quarter 2009, compared with $90.2 million for first quarter 2009. Second quarter 2009 non-operating noninterest expenses included a special FDIC insurance assessment of $5.7 million, goodwill impairment related to non-banking subsidiaries of $2.5 million, severance charges of $829,000, a $3.0 million net gain on extinguishment of debt, and impairment charges for long-lived assets of $17.4 million. The impairment charges related to the corporate campus ($15.9 million), the closing of branch/office locations ($864,000), and the corporate airplane ($612,000). The net gain on extinguishment of debt included an $8.3 million nontaxable gain on the repurchase of $25 million of REIT preferred stock at 66% of par, partially offset by a $5.4 million loss on the early termination of $75 million of long-term repurchase agreements. First quarter 2009 non-operating noninterest expenses included a $676,000 charge to adjust approximately $6.9 million of various auction rate preferred securities repurchased from brokerage customers to fair value.

Credit Quality

At June 30, 2009, nonperforming loans held for investment totaled $464.6 million, a $41.6 million increase from $422.9 million at March 31, 2009. Commercial nonaccrual loans in Florida declined by approximately $50 million this quarter, while commercial nonaccrual loans in the Carolinas increased, as expected. In addition, lot loans and consumer nonperforming loans declined for the second quarter in a row. The nonperforming asset ratio increased to 5.94% at June 30, 2009 from 5.08% at March 31, 2009 due to a $47.8 million increase in nonperforming assets to $560.7 million and a decrease in total period-end loans.

The provision for credit losses for second quarter 2009 totaled $131.3 million, compared with $142.6 million for first quarter 2009. For second quarter 2009, the provision for credit losses exceeded net loan charge-offs by $10.7 million. This increased the allowance for credit losses to $289.7 million, or 3.11% of loans held for investment, up from $283.4 million, or 2.84% of loans held for investment, at March 31, 2009. The allowance coverage of nonperforming loans held for investment totaled 0.61 times and 0.66 times at June 30, 2009 and March 31, 2009, respectively.

Net loan charge-offs in second quarter 2009 totaled $120.6 million, or 4.91% of average loans held for investment (and included $11.7 million for loan sales), versus $109.1 million, or 4.36%, for first quarter 2009. Approximately 68%, or $82.1 million, of the second quarter 2009 net charge-offs related to commercial real estate loans, including $52.5 million for residential construction loans.

Foreclosed property increased to $95.8 million at June 30, 2009, which includes OREO of $93.9 million and personal property repossessions of $1.8 million. Approximately 50% of the OREO is located in Florida, 30% is in North Carolina, and 18% is in South Carolina. Given the decline in land values, TSFG changed its OREO policy to write-down properties to 70% of the most recent appraised value and, as a result, recorded OREO loss write-downs of $10.2 million in second quarter 2009.

Capital

TSFG’s capital ratios remained strong and exceed “well-capitalized” standards for all regulatory capital ratios for TSFG and its banking subsidiary. Tangible equity to tangible assets at June 30, 2009 totaled 10.27%, up from 10.03% at March 31, 2009. The 24 basis point increase linked-quarter was attributable to the balance sheet contraction and $69.9 million in net proceeds from the new common equity raised in June, partially offset by the second quarter 2009 net loss.

Tangible common equity to tangible assets at June 30, 2009 totaled 6.07%, or 7.60% reflecting the convertible preferred stock (both the remaining $95.5 million of Series 2008 Preferred Stock and the $94.5 million of Series 2009 Preferred Stock). Since the conversion of the Series 2009 Preferred Stock is subject to shareholder approval, the $94.5 million of preferred stock remained in preferred equity as of June 30, 2009 and is not reflected in the quarter-end common capital ratios. Tangible common book value per common share totaled $4.67 at June 30, 2009, compared with $9.31 at March 31, 2009, a decline in part associated with the issuance of 75 million shares of new common stock in June.

Second quarter 2009 preferred dividends totaled $21.6 million, including $5.2 million for the U.S. Treasury Capital Purchase Program preferred stock quarterly dividend and accretion of discount, $2.4 million for the Series 2008 Preferred Stock quarterly dividend, and an additional $14.0 million related to the early conversion of $94.5 million of Series 2008 Preferred Stock, subject to shareholder approval.

In June, TSFG announced a capital plan to bolster its common equity to cover the losses associated with the “more adverse” credit scenario used by the U.S. government in its recently completed supervisory capital assessment program (SCAP) for the country's 19 largest bank holding companies. Under this capital plan, TSFG proposed to:

•	Issue $75 million of common equity in a public offering (TSFG issued $75 million in June and an additional $10 million in July in connection with the exercise of the underwriters’ over-allotment.);

•

Convert $94.5 million of the Series 2008 Preferred Stock into a new series of preferred stock, Series 2009 Preferred Stock, that automatically converts into common stock upon shareholder approval (The preferred to preferred conversion was completed in June, and shareholder approval is expected to be obtained in third quarter 2009 to permit the preferred to common conversion.);

•	Exchange common stock for the remaining $95.5 million of Series 2008 Preferred Stock (This action will require shareholder approval of an increase in our authorized common stock prior to completion.);
•

Convert $20 million to $30 million of certain TRUP and REIT preferred securities into common (This action will require shareholder approval of an increase in our authorized common stock prior to completion.);

•

Sell ancillary businesses, not core to its operations, to add $15 million to $20 million of common capital (TSFG sold API on July 1, 2009, which added $3.1 million to Tier 1 common capital, and other sales are in process.); and

•

Reduce non-core loans or securities by approximately $500 million. (TSFG reduced non-core loans (primarily indirect auto loans and shared national credits) and securities by approximately $700 million in second quarter 2009.)

Conference Call / Webcast Information

The South Financial Group will host a conference call on Wednesday, July 22nd at 10:00 a.m. (ET) to discuss second quarter 2009 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information and financial review presentation slides, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on July 21st or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-866-422-8164 or 1-203-369-0833.

Webcast:To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 2nd Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until August 5, 2009.

General Information

The South Financial Group is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At June 30, 2009, it had approximately $12.6 billion in total assets and 177 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At June 30, 2009, approximately 46% of TSFG’s total customer deposits were in South Carolina, 42% were in Florida, and 12% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income (loss) and operating earnings (loss), which exclude gains or losses on certain items deemed not to reflect core operations. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. They also include such items as return goals, loan growth, loan sales, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

PAGE 1, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 6/30/09 vs.

	6/30/09	3/31/09	6/30/08	3/31/09	3/31/09 Annualized	6/30/08

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$87,046	$86,221	$101,540	1.0%	3.8%	(14.3)%
Less: tax-equivalent adjustment	1,116	1,203	1,335	(7.2)	(29.0)	(16.4)

Net interest income	85,930	85,018	100,205	1.1	4.3	(14.2)
Provision for credit losses	131,337	142,627	63,763	(7.9)	(31.7)	106.0
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	27,692	26,695	30,311	3.7	15.0	(8.6)
Gain (loss) on securities	4,580	(2,954)	1,876	n/m	n/m	n/m

Non-operating noninterest income (loss)	4,580	(2,954)	1,876	n/m	n/m	n/m

Total noninterest income	32,272	23,741	32,187	35.9	144.1	0.3

Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	112,763	89,617	84,670	25.8	103.6	33.2
Goodwill impairment	2,511	—	—	n/m	n/m	n/m
Employment contracts and severance	829	—	2,299	n/m	n/m	n/m
Impairment of long lived assets	17,376	—	—	n/m	n/m	n/m
FDIC special assessment	5,700	—	—	n/m	n/m	n/m
Branch acquisition and conversion costs	—	—	731	n/m	n/m	n/m
Gain on early extinguishment of debt	(2,991)	(52)	(83)	n/m	n/m	n/m
Loss on repurchase of auction rate securities	—	676	—	n/m	n/m	n/m

Non-operating noninterest expenses	23,425	624	2,947	n/m	n/m	n/m

Total noninterest expenses	136,188	90,241	87,617	50.9	204.2	55.4

Income (loss) before income taxes	(149,323)	(124,109)	(18,988)	n/m	n/m	n/m
Income tax expense (benefit)	(59,647)	(49,706)	(8,056)	n/m	n/m	n/m

Net income (loss)	(89,676)	(74,403)	(10,932)	n/m	n/m	n/m
Preferred stock dividends and other (1)	(21,809)	(16,408)	(5,840)	n/m	n/m	n/m

Net income (loss) available to common shareholders	$(111,485)	$(90,811)	$(16,772)	n/m %	n/m %	n/m %

Earnings:
Operating earnings (loss)	$(80,076)	$(72,167)	$(10,262)	n/m %	n/m %	n/m %
Operating earnings (loss) available to common shareholders	(101,885)	(88,575)	(16,102)	n/m	n/m	n/m
Per common share data:
Basic earnings (loss)	$(1.23)	$(1.10)	$(0.23)	n/m %	n/m %	n/m %
Diluted earnings (loss)	(1.23)	(1.10)	(0.23)	n/m	n/m	n/m
Operating earnings (loss) available to common shareholders, diluted	(1.12)	(1.08)	(0.22)	n/m	n/m	n/m
Cash dividends declared per common share	0.01	0.01	0.01	—	—	—
Average common shares outstanding:
Basic	90,986,862	82,223,190	72,611,024	10.7%	42.8%	25.3%
Diluted	90,986,862	82,223,190	72,611,024	10.7	42.8	25.3
PERFORMANCE RATIOS:
Total revenue:
GAAP (2)	$118,202	$108,759	$132,392	8.7%	34.8%	(10.7)%
Operating (3)	114,738	112,916	131,851	1.6	6.5	(13.0)
Return on average assets(4)	(2.75)%	(2.23)%	(0.32)%
Return on average common equity (5)	(43.79)	(34.47)	(4.97)
Return on average equity(4)	(23.36)	(18.85)	(2.94)
Net interest margin (tax-equivalent)	2.96	2.83	3.24
Cash operating efficiency ratio (6)	77.69	76.49	63.01

(1)

For the quarters ended June 30, 2009 and March 31, 2009, includes $14.0 million and $6.5 million, respectively, for the value of common shares recorded as an inducement for early conversion of mandatorily convertible preferred stock.

(2)	The sum of net interest income and noninterest income.
(3)	The sum of tax-equivalent net interest income and operating noninterest income.
(4)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(5)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(6)

The cash operating efficiency ratio is calculated as operating noninterest expenses before gain/loss on OREO, loss on nonmortgage loans held for sale, and amortization of intangibles divided by the sum of tax-equivalent net interest income and operating noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Six Months Ended

	6/30/09	6/30/08	% Change

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$173,267	$195,696	(11.5)%
Less: tax-equivalent adjustment	2,319	2,785	(16.7)

Net interest income	170,948	192,911	(11.4)
Provision for credit losses	273,964	137,055	99.9
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	54,387	59,114	(8.0)
Gain (loss) on securities	1,626	2,272	n/m
Gain on Visa IPO share redemption	—	1,904	n/m

Non-operating noninterest income (loss)	1,626	4,176	n/m

Total noninterest income	56,013	63,290	(11.5)

Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	202,380	164,921	22.7
Goodwill impairment	2,511	188,431	n/m
Employment contracts and severance	829	2,299	n/m
Impairment of long lived assets	17,376	—	n/m
FDIC special assessment	5,700	—	n/m
Branch acquisition and conversion costs	—	731	n/m
(Gain) loss on early extinguishment of debt	(3,043)	464	n/m
Visa-related litigation	—	(863)	n/m
Loss on repurchase of auction rate securities	676	—	n/m

Non-operating noninterest expenses	24,049	191,062	n/m

Total noninterest expenses	226,429	355,983	(36.4)

Income (loss) before income taxes	(273,432)	(236,837)	n/m
Income tax expense (benefit)	(109,353)	(24,613)	n/m

Net income (loss)	(164,079)	(212,224)	n/m
Preferred stock dividends and other (1)	(38,217)	(5,977)	n/m

Net income (loss) available to common shareholders	$(202,296)	$(218,201)	n/m %

Earnings:
Operating earnings (loss)	$(152,243)	$(24,758)	n/m %
Operating earnings (loss) available to common shareholders	(190,460)	(30,735)	n/m
Per common share data:
Basic earnings (loss)	$(2.34)	$(3.01)	n/m %
Diluted earnings (loss)	(2.34)	(3.01)	n/m
Operating earnings (loss) available to common shareholders, diluted	(2.20)	(0.42)	n/m
Cash dividends declared per common share	0.02	0.20	(90.0)
Average common shares outstanding:
Basic	86,629,235	72,530,399	19.4%
Diluted	86,629,235	72,530,399	19.4
PERFORMANCE RATIOS:
Total revenue:
GAAP (2)	$226,961	$256,201	(11.4)%
Operating (3)	227,654	254,810	(10.7)
Return on average assets(4)	(2.48)%	(3.08)%
Return on average common equity (5)	(39.05)	(30.03)
Return on average equity(4)	(21.07)	(27.89)
Net interest margin (tax-equivalent)	2.89	3.16
Cash operating efficiency ratio (6)	77.09	63.38

(1)	For the six months ended June 30, 2009, includes $20.5 million for the value of common shares recorded as an inducement for early conversion of mandatorily convertible preferred stock.
(2)	The sum of net interest income and noninterest income.
(3)	The sum of tax-equivalent net interest income and operating noninterest income.
(4)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(5)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(6)

The cash operating efficiency ratio is calculated as operating noninterest expenses before gain/loss on OREO, loss on nonmortgage loans held for sale, and amortization of intangibles divided by the sum of tax-equivalent net interest income and operating noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 6/30/09 vs.

	6/30/09	3/31/09	6/30/08	3/31/09	3/31/09 Annualized	6/30/08

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$13,085,556	$13,556,128	$13,868,149	(3.5)%	(13.9)%	(5.6)%
Intangible assets	(244,040)	(245,341)	(487,440)	(0.5)	(2.1)	(49.9)

Tangible assets	12,841,516	13,310,787	13,380,709	(3.5)	(14.1)	(4.0)

Loans	9,875,268	10,188,368	10,458,571	(3.1)	(12.3)	(5.6)
Securities (1)	1,926,894	2,120,749	2,099,257	(9.1)	(36.7)	(8.2)
Total earning assets	11,802,417	12,309,315	12,578,084	(4.1)	(16.5)	(6.2)
Noninterest-bearing deposits	1,074,739	1,021,400	1,079,390	5.2	20.9	(0.4)
Total deposits (2)	9,265,643	9,368,989	9,534,806	(1.1)	(4.4)	(2.8)
Customer funding (3)	7,673,784	7,918,965	8,027,539	(3.1)	(12.4)	(4.4)
Wholesale borrowings (4)	3,636,319	3,805,576	4,159,954	(4.4)	(17.8)	(12.6)
Total funding	11,310,103	11,724,541	12,187,493	(3.5)	(14.2)	(7.2)

Preferred stock	518,968	532,430	137,783	(2.5)	(10.1)	276.7
Common equity	1,021,053	1,068,416	1,357,598	(4.4)	(17.8)	(24.8)

Shareholders’ equity	1,540,021	1,600,846	1,495,381	(3.8)	(15.2)	3.0
Intangible assets	(244,040)	(245,341)	(487,440)	(0.5)	(2.1)	(49.9)

Tangible equity	1,295,981	1,355,505	1,007,941	(4.4)	(17.6)	28.6

Loans/total earning assets	83.7%	82.8%	83.1%
Securities/total assets	14.7	15.6	15.1
Customer funding/total funding	67.8	67.5	65.9
Wholesale borrowings/total assets	27.8	28.1	30.0
Loans/customer funding	128.7	128.7	130.3

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$13,319,542	$13,556,128	$13,856,527	(1.7)%	(7.0)%	(3.9)%
Intangible assets	(244,687)	(245,341)	(581,345)	(0.3)	(1.1)	(57.9)

Tangible assets	13,074,855	13,310,787	13,275,182	(1.8)	(7.1)	(1.5)

Loans	10,030,953	10,188,368	10,347,045	(1.5)	(6.2)	(3.1)
Securities (1)	2,023,286	2,120,749	2,087,498	(4.6)	(18.4)	(3.1)
Total earning assets	12,054,466	12,309,315	12,449,029	(2.1)	(8.3)	(3.2)

Noninterest-bearing deposits	1,048,217	1,021,400	1,081,447	2.6	10.5	(3.1)
Total deposits (2)	9,317,030	9,368,989	9,506,183	(0.6)	(2.2)	(2.0)
Customer funding (3)	7,795,697	7,918,965	8,127,465	(1.6)	(6.2)	(4.1)
Wholesale borrowings (4)	3,720,480	3,805,576	4,008,918	(2.2)	(9.0)	(7.2)
Total funding	11,516,177	11,724,541	12,136,383	(1.8)	(7.1)	(5.1)
Preferred stock	525,662	532,430	68,892	(1.3)	(5.1)	663.0
Common equity	1,044,604	1,068,416	1,461,288	(2.2)	(8.9)	(28.5)

Shareholders’ equity	1,570,266	1,600,846	1,530,180	(1.9)	(7.7)	2.6
Intangible assets	(244,687)	(245,341)	(581,345)	(0.3)	(1.1)	(57.9)

Tangible equity	1,325,579	1,355,505	948,835	(2.2)	(8.9)	39.7

Loans/total earning assets	83.2%	82.8%	83.1%
Securities/total assets	15.2	15.6	15.1
Customer funding/total funding	67.7	67.5	67.0
Wholesale borrowings/total assets	27.9	28.1	28.9
Loans/customer funding	128.7	128.7	127.3

(1)	The average balances for investment securities exclude the unrealized gain/loss recorded for available for sale securities.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 6/30/09 vs.

	6/30/09	3/31/09	6/30/08	3/31/09	3/31/09 Annualized	6/30/08

BALANCE SHEET DATA (Period End)
Loans held for sale (1)	$40,290	$29,726	$21,871	35.5%	142.5%	84.2%
Loans held for investment	9,306,009	9,986,681	10,475,731	(6.8)	(27.3)	(11.2)
Allowance for loan losses	(285,290)	(280,156)	(191,727)	1.8	7.4	48.8
Allowance for credit losses	(289,680)	(283,425)	(193,825)	2.2	8.9	49.5
Securities	1,949,927	2,124,320	2,013,909	(8.2)	(32.9)	(3.2)
Intangible assets	240,932	244,729	487,886	(1.6)	(6.2)	(50.6)
Total assets	12,588,231	13,285,247	13,976,870	(5.2)	(21.0)	(9.9)
Noninterest-bearing deposits	1,099,743	1,067,953	1,107,115	3.0	11.9	(0.7)
Total deposits (2)	9,388,652	9,227,078	9,886,369	1.8	7.0	(5.0)
Customer funding (3)	7,663,645	7,771,607	8,032,661	(1.4)	(5.6)	(4.6)
Wholesale borrowings (4)	3,194,596	3,729,536	4,208,266	(14.3)	(57.5)	(24.1)
Total funding	10,858,241	11,501,143	12,240,927	(5.6)	(22.4)	(11.3)
Mandatorily convertible preferred stock	190,026	190,026	250,000	—	—	(24.0)
Perpetual preferred stock	329,380	328,523	—	0.3	1.0	n/m
Common equity	989,847	1,033,634	1,309,202	(4.2)	(17.0)	(24.4)
Shareholders’ equity	1,509,253	1,552,183	1,559,202	(2.8)	(11.1)	(3.2)

CAPITAL RATIOS
Tier 1 risk-based capital (preliminary)	12.36%	12.10%	11.05%
Total risk-based capital (preliminary)	13.65	13.53	12.54
Leverage ratio (preliminary)	10.30	10.55	9.81
Tangible equity to tangible assets	10.27	10.03	7.94
Tangible common equity to tangible assets	6.07	6.05	6.09
-Assuming conversion of mandatorily convertible preferred (6)	7.60	7.51	7.94

SHARE DATA
Convertible preferred shares outstanding:
-Series 2008	95,526	190,026	250,000	(49.7)%	(199.5)%	(61.8)%
-Series 2009	94,500	—	—	n/m	n/m	n/m
Common shares outstanding	160,248,170	84,781,160	72,795,797	89.0	357.0	120.1
-Assuming conversion of mandatorily convertible preferred (6)	198,932,903	114,015,929	111,257,335
Common book value per common share (5)	$6.18	$12.19	$17.98	(49.3)	(197.8)	(65.6)
Common tangible book value per common share (5)	4.67	9.31	11.28	(49.8)	(199.9)	(58.6)

OPERATIONS DATA
Branch offices	177	180	180	(1.7)%	(6.7)%	(1.7)%
ATMs	200	204	200	(2.0)	(7.9)	—
Employees (full-time equivalent)	2,345	2,430	2,572	(3.5)	(14.0)	(8.8)

(1)	As of June 30, 2009 and March 31, 2009, loans held for sale include $376,000 and $12.8 million, respectively, of nonperforming loans held for sale.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.
(5)

Common book value per common share is calculated as total shareholders’ equity less preferred stock divided by common shares outstanding. Common tangible book value per common share also excludes intangible assets.

(6)

As of June 30, 2009, March 31, 2009, and June 30, 2008, the shares of convertible preferred stock are mandatorily convertible into approximately 38.7 million, 29.2 million, and 38.5 million common shares, respectively.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

							% Change 6/30/09 vs.

	6/30/09		3/31/09		6/30/08		3/31/09	3/31/09 Annualized	6/30/08

CREDIT QUALITY
Loans held for investment	$9,306,009		$9,986,681		$10,475,731		(6.8)%	(27.3)%	(11.2)%
Allowance for loan losses	(285,290)		(280,156)		(191,727)		1.8		48.8
Allowance for credit losses	(289,680)		(283,425)		(193,825)		2.2		49.5

Nonperforming loans held for investment (1)	$464,565		$422,950		$218,726		9.8%		112.4%
Nonperforming loans held for sale	376		12,766		—		(97.1)		n/m
Foreclosed property (other real estate owned and personal property repossessions)	95,752		77,210		21,780		24.0		339.6

Nonperforming assets	$560,693		$512,926		$240,506		9.3%		133.1%

Restructured loans not included in nonperforming assets (1)	$17,291		$11,073		$1,425
Nonperforming loans held for investment as a % of loans held for investment	4.99%		4.24%		2.09%
Nonperforming assets as a % of loans and foreclosed property	5.94		5.08		2.29
Allowance for loan losses as a % of loans HFI	3.07		2.81		1.83
Allowance for credit losses as a % of loans HFI	3.11		2.84		1.85
Allowance for loan losses to nonperforming loans HFI	0.61	x	0.66	x	0.88	x
Loans past due 90 days or more (interest accruing)	$11,107		$6,444		$8,779				26.5%
Average loans held for investment:
Three months ended	9,847,366		10,154,853		10,435,248
Year to date	10,000,260		10,154,853		10,328,336
Net loan charge-offs:
Three months ended	120,611		109,076		46,954		10.6%		156.9%
Year to date	229,687		109,076		71,925				219.3
Net loan charge-offs as a % of average loans held for investment (annualized):
Three months ended	4.91%		4.36%		1.81%
Year to date	4.63		4.36		1.40

(1)	During first quarter 2009, TSFG began excluding restructured loans accruing interest from its nonperforming loans. Prior periods have been reclassified to conform to the current presentation.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 6/30/09 vs.

	6/30/09	3/31/09	6/30/08	3/31/09	3/31/09 Annualized	6/30/08

NONINTEREST INCOME
Customer fee income	$12,967	$12,402	$14,400	4.6%	18.3%	(10.0)%
Wealth management income	5,477	6,574	7,099	(16.7)	(66.9)	(22.8)
Mortgage banking income	2,050	1,205	1,858	70.1	281.3	10.3
Bank-owned life insurance	2,560	2,502	2,910	2.3	9.3	(12.0)
Merchant processing income, net	817	610	809	33.9	136.1	1.0
Gain on certain derivative activities	1,085	1,135	236	(4.4)	(17.7)	359.7
Other	2,736	2,267	2,999	20.7	83.0	(8.8)

Operating noninterest income (noninterest income, excluding non-operating items)	27,692	26,695	30,311	3.7	15.0	(8.6)
Non-operating noninterest income (loss)	4,580	(2,954)	1,876	n/m	n/m	n/m

Total noninterest income	$32,272	$23,741	$32,187	35.9%	144.1%	0.3%

NONINTEREST EXPENSES
Personnel expense	$43,664	$44,114	$45,249	(1.0)%	(4.1)%	(3.5)%
Occupancy	9,506	9,436	8,972	0.7	3.0	6.0
Furniture and equipment	6,801	6,945	6,733	(2.1)	(8.3)	1.0
Professional services	4,351	4,507	3,579	(3.5)	(13.9)	21.6
Project NOW expense	281	1,298	—	(78.4)	(314.3)	n/m
Advertising and business development	2,109	1,281	2,731	64.6	259.3	(22.8)
Telecommunications	1,551	1,526	1,476	1.6	6.6	5.1
Amortization of intangibles	1,286	1,291	1,589	(0.4)	(1.6)	(19.1)
Regulatory assessments	6,479	4,655	2,374	39.2	157.2	172.9
Loan collection and foreclosed asset expense	7,247	4,891	2,303	48.2	193.2	214.7
Loss on nonmortgage loans held for sale	9,461	1,838	—	n/m	n/m	n/m
(Gain) loss on OREO	12,873	124	(3)	n/m	n/m	n/m
Other	7,154	7,711	9,667	(7.2)	(29.0)	(26.0)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	112,763	89,617	84,670	25.8	103.6	33.2
Non-operating noninterest expenses	23,425	624	2,947	n/m	n/m	n/m

Total noninterest expenses	$136,188	$90,241	$87,617	50.9%	204.2%	55.4%

		Six Months Ended

		6/30/09	6/30/08	% Change

NONINTEREST INCOME
Customer fee income		$25,369	$28,036	(9.5)%
Wealth management income		12,051	14,127	(14.7)
Mortgage banking income		3,255	3,343	(2.6)
Bank-owned life insurance		5,062	6,057	(16.4)
Merchant processing income, net		1,427	1,666	(14.3)
Gain on certain derivative activities		2,220	248	795.2
Other		5,003	5,637	(11.2)

Operating noninterest income (noninterest income, excluding non-operating items)		54,387	59,114	(8.0)
Non-operating noninterest income		1,626	4,176	n/m

Total noninterest income		$56,013	$63,290	(11.5)%

NONINTEREST EXPENSES
Personnel expense		$87,778	$89,400	(1.8)%
Occupancy		18,942	17,595	7.7
Furniture and equipment		13,746	13,116	4.8
Professional services		8,858	7,106	24.7
Project NOW expense		1,579	—	n/m
Advertising and business development		3,390	5,202	(34.8)
Telecommunications		3,077	2,899	6.1
Amortization of intangibles		2,577	3,247	(20.6)
Regulatory assessments		11,134	4,451	150.1
Loan collection and foreclosed asset expense		12,138	3,382	258.9
Loss on nonmortgage loans held for sale		11,299	—	n/m
Loss on OREO		12,997	184	n/m
Other		14,865	18,339	(18.9)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)		202,380	164,921	22.7
Non-operating noninterest expenses		24,049	191,062	n/m

Total noninterest expenses		$226,429	$355,983	(36.4)%

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended

	6/30/09	3/31/09	6/30/08

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(89,676)	$(74,403)	$(10,932)
Add: Income tax expense (benefit)	(59,647)	(49,706)	(8,056)

Income (loss) before income taxes	(149,323)	(124,109)	(18,988)
Non-operating items:
(Gain) loss on securities	(4,580)	2,954	(1,876)
Goodwill impairment	2,511	—	—
Employment contracts and severance	829	—	2,299
Impairment of long lived assets	17,376	—	—
FDIC special assessment	5,700	—	—
Branch acquisition and conversion costs	—	—	731
Gain on early extinguishment of debt	(2,991)	(52)	(83)
Loss on repurchase of auction rate securities	—	676	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(130,478)	(120,531)	(17,917)
Related income tax expense (benefit)	(50,402)	(48,364)	(7,655)

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(80,076)	(72,167)	(10,262)
Preferred stock dividends and other	(21,809)	(16,408)	(5,840)

OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends and other, excluding non-operating items)	$(101,885)	$(88,575)	$(16,102)

	Six Months Ended

	6/30/09	6/30/08

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(164,079)	$(212,224)
Add: Income tax expense (benefit)	(109,353)	(24,613)

Income (loss) before income taxes	(273,432)	(236,837)
Non-operating items:
(Gain) loss on securities	(1,626)	(2,272)
Gain on Visa IPO share redemption	—	(1,904)
Goodwill impairment	2,511	188,431
Employment contracts and severance	829	2,299
Impairment of long lived assets	17,376	—
FDIC special assessment	5,700	—
Branch acquisition and conversion costs	—	731
(Gain) loss on early extinguishment of debt	(3,043)	464
Visa-related litigation	—	(863)
Loss on repurchase of auction rate securities	676	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(251,009)	(49,951)
Related income tax expense (benefit)	(98,766)	(25,193)

OPERATING EARNINGS (LOSS) (net income (loss), excluding non-operating items)	(152,243)	(24,758)
Preferred stock dividends and other	(38,217)	(5,977)

OPERATING EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (net income (loss) less preferred dividends and other, excluding non-operating items)	$(190,460)	$(30,735)

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.